================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                         DATE OF REPORT: MARCH 20, 2001

                          COMMISSION FILE NO. 000-22688

                                MACROMEDIA, INC.
                            (A DELAWARE CORPORATION)

                  I.R.S. EMPLOYER IDENTIFICATION NO. 94-3155026

                               600 TOWNSEND STREET
                         SAN FRANCISCO, CALIFORNIA 94103
                                 (415) 252-2000


================================================================================

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS.

        (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.



        On March 20, 2001, Macromedia, Inc. ("Macromedia") filed a Form 8-K to report the acquisition of Allaire Corporation. ("Allaire"). Pursuant to Item 7 of Form 8-K, Macromedia indicated that it would file certain financial information no later than the date required by Item 7 of Form 8-K. This Amendment No. 1 is filed to provide the required financial information.


Report of Independent Accountants............................................  2
Consolidated Balance Sheets as of December 31, 1999 and 2000.................  3
Consolidated Statements of Operations for the Years Ended December 31,
  1998, 1999, and 2000.......................................................  4
Consolidated Statement of Redeemable Convertible Preferred Stock and
  Stockholders' Equity (Deficit) for the Years Ended December 31,
  1998, 1999, and 2000.......................................................  5
Consolidated Statement of Cash Flows for the Years Ended December 31,
  1998, 1999, and 2000.......................................................  7
Notes to Consolidated Financial Statements...................................  8


        (b) PRO FORMA FINANCIAL INFORMATION.

        The Pro Forma financial information required by Item 7 of Form 8-K can be found on pages 20 through 28 of this Amendment No. 1.

        (c) EXHIBITS.


2.01 Amended and Restated Agreement and Plan of Merger dated January 29, 2001, by and among Macromedia, Inc., Alaska Acquisition Corporation, and Allaire Corporation.(1)

2.02 Stock Option Agreement dated January 16, 2001 by and between Macromedia, Inc. and Allaire Corporation.(2)

2.03 Form of Voting Agreement dated January 16, 2001, by and between Macromedia, Inc. and each of certain individual stockholders of Allaire Corporation.(3)

        (1) Incorporated by reference to Exhibit 2.01 to the Registrant's Registration Statement on Form S-4 (File No. 333-54930) filed with the Commission on February 2, 2001.

        (2) Incorporated by reference to Exhibit 2.02 to the Registrant's Current Report on Form 8-K filed with the Commission on January 24, 2001.

        (3) Incorporated by reference to Exhibit 2.03 to the Registrant's Current Report on Form 8-K filed with the Commission on January 24, 2001.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Shareholders of Allaire Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of redeemable convertible preferred stock and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Allaire Corporation and its subsidiaries at December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



PricewaterhouseCoopers LLP

Boston, Massachusetts
January 16, 2001, except as
  to the information in Note 15, for
  which the date is May 15, 2001

ALLAIRE CORPORATION
CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------


                                                                                 DECEMBER 31,
                                                                          -------------------------
 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)                            1999            2000
                                                                          ---------       ---------
ASSETS
Current assets:

     Cash and cash equivalents .....................................      $ 106,624       $  26,753
     Short-term investments ........................................         12,405          82,004
     Investment in marketable securities ...........................             --             486
     Accounts receivable, net of allowance for doubtful accounts and sales returns of $701 and  $978 at December 31, 1999
          and 2000, respectively ...................................          7,926          12,812
     Prepaid expenses and other current assets .....................          1,028           2,602
                                                                          ---------       ---------
               Total current assets ................................        127,983         124,657
     Property and equipment, net ...................................          4,948          25,247
     Goodwill and other intangibles, net ...........................            584          13,417
     Other assets ..................................................             25           2,006
                                                                          ---------       ---------
Total assets .......................................................      $ 133,540       $ 165,327
                                                                          =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

     Current portion of capital lease obligations ..................      $     159       $      --
     Current portion of notes payable ..............................            488             547
     Accounts payable ..............................................          3,358           9,346
     Accrued expenses ..............................................          8,536          18,990
     Accrued employee compensation and benefits ....................          6,591           8,089
     Deferred revenue ..............................................         11,937          30,966
                                                                          ---------       ---------
               Total current liabilities ...........................         31,069          67,938
Notes payable ......................................................            547              --
                                                                          ---------       ---------
               Total liabilities ...................................         31,616          67,938
                                                                          ---------       ---------
Commitments and contingencies (Note 14)

Stockholders' equity:
     Preferred stock, $.01 par value; Authorized: 5,000,000 shares at December 31, 1999 and December 31, 2000; none issued
      and none outstanding                                                       --              --
     Common stock, $.01 par value; Authorized: 35,000,000 and
       100,000,000 shares at December 31, 1999 and December 31,
       2000, respectively; Issued and outstanding: 26,849,532
       issued and 26,816,312 outstanding at December 31, 1999;
       27,637,991 issued and 27,604,771 outstanding at
       December 31, 2000 ...........................................            268             276
     Additional paid-in capital ....................................        139,050         142,642
     Accumulated deficit ...........................................        (36,746)        (45,655)
     Accumulated other comprehensive income ........................             --             486
     Deferred compensation .........................................           (638)           (350)
     Stock subscriptions receivable ................................            (10)            (10)
                                                                          ---------       ---------
Total stockholders' equity .........................................        101,924          97,389
                                                                          ---------       ---------
Total liabilities and stockholders' equity .........................      $ 133,540       $ 165,327
                                                                          =========       =========

           See Accompanying Notes to Consolidated Financial Statements

ALLAIRE CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------


                                                                              YEAR ENDED DECEMBER 31,
                                                                     -----------------------------------------
 (IN THOUSANDS, EXCEPT PER SHARE DATA)                                 1998            1999            2000
                                                                     ---------       ---------       ---------
Revenue:
        Software license fees ....................................   $  17,966       $  45,555       $  97,242
        Services .................................................       3,396           9,608          22,053
                                                                     ---------       ---------       ---------
             Total revenue .......................................      21,362          55,163         119,295
                                                                     ---------       ---------       ---------
Cost of revenue:
        Software license fees ....................................       1,937           2,525           5,100
        Services .................................................       4,057           7,480          20,773
                                                                     ---------       ---------       ---------
             Total cost of revenue ...............................       5,994          10,005          25,873
                                                                     ---------       ---------       ---------
Gross profit .....................................................      15,368          45,158          93,422
                                                                     ---------       ---------       ---------
Operating expenses:
        Research and development .................................       8,027          12,873          24,925
        Sales and marketing ......................................      19,135          30,294          66,642
        General and administrative ...............................       4,946           7,148          15,948
        Stock-based compensation .................................         412             263             243
        Amortization of goodwill and other intangibles ...........          --              --           1,440
        Merger costs .............................................          --           2,930              --
                                                                     ---------       ---------       ---------
             Total operating expenses ............................      32,520          53,508         109,198
                                                                     ---------       ---------       ---------
Loss from operations .............................................     (17,152)         (8,350)        (15,776)

Interest income, net .............................................          13           2,811           6,997
                                                                     ---------       ---------       ---------
     Loss before income taxes ....................................     (17,139)         (5,539)         (8,779)
Income tax provision .............................................          --              --             130
                                                                     ---------       ---------       ---------
     Net loss ....................................................   $ (17,139)      $  (5,539)      $  (8,909)
                                                                     =========       =========       =========

Basic and diluted net loss per share .............................   $   (2.39)      $   (0.24)      $   (0.33)
Shares used in computing basic and diluted net loss per share ....       7,175          22,771          27,183

           See Accompanying Notes to Consolidated Financial Statements

ALLAIRE CORPORATION
CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------




                                               REDEEMABLE
                                               CONVERTIBLE               CONVERTIBLE
                                             PREFERRED STOCK           PREFERRED STOCK            COMMON STOCK          ADDITIONAL
                                         -----------------------   -----------------------   ------------------------    PAID-IN
(IN THOUSANDS, EXCEPT SHARE DATA)          SHARES       AMOUNT       SHARES       AMOUNT       SHARES      PAR VALUE     CAPITAL
                                         ----------   ----------   ----------   ----------   ----------    ----------   ----------
Balance, December 31, 1997 ..........     3,020,415       12,673       56,557          255    7,361,870            74       10,550
Stock issued by pooled companies,
  net ...............................                                                            64,726             1          (13)
Issuance of Series A convertible
  preferred stock, net of issuance
  costs of $9 .......................                                  31,906          496
Exercise of employee stock options ..                                                         2,292,172            22          519
Repurchase of common stock held in
  treasury ..........................                                                                                           (2)
Deferred compensation relating to
  grants of stock options ...........                                                                                          997
Compensation relating to grants of
  stock options .....................                                                                                          265
Dividend paid to shareholder ........
Net loss ............................
                                         ----------   ----------   ----------   ----------   ----------    ----------   ----------
Balance, December 31, 1998 ..........     3,020,415       12,673       88,463          751    9,718,768            97       12,316
Pooling of interests with Valto
  (Note 4) ..........................                                                           450,000             4           (4)
Stock issued by pooled companies ....                                                           212,322             2        1,969
Conversion of redeemable
  convertible preferred stock
  and convertible preferred
  stock to common stock .............    (3,020,415)     (12,673)     (88,463)        (751)   7,697,882            77       13,347
Issuance of common stock in
  initial public offering, net
  of issuance costs of $5,200 .......                                                         5,750,000            58       52,271
Issuance of common stock in
  follow-on public offering, net of
  issuance costs of $3,910 ..........                                                         2,000,000            20       58,070
Exercise of employee stock options ..                                                         1,020,560            10        1,042
Repurchase of common stock held in
  treasury ..........................                                                                                          (12)
Deferred compensation relating to
  grants of stock options ...........                                                                                          125
Compensation relating to grants of
  stock options .....................                                                                                          (74)
Repayment of stock subscription
  receivable ........................
Net loss ............................
                                         ----------   ----------   ----------   ----------   ----------    ----------   ----------
Balance, December 31, 1999 ..........            --           --           --           --   26,849,532           268      139,050
Exercise of employee stock options ..                                                           765,836             8        2,977
Issuance of common stock from
  employee stock purchase plan ......                                                            22,623            --          660
Deferred compensation relating to
  cancellation of stock options .....                                                                                          (45)
Compensation relating to grants of
  stock options .....................
Comprehensive loss:
   Net loss
   Unrealized gain on
    marketable securities ...........
Comprehensive loss ..................
                                         ----------   ----------   ----------   ----------   ----------    ----------   ----------
Balance, December 31, 2000 ..........            --   $       --           --   $       --   27,637,991    $      276   $  142,642
                                         ==========   ==========   ==========   ==========   ==========    ==========   ==========

           See Accompanying Notes to Consolidated Financial Statements

ALLAIRE CORPORATION
CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------


                                                                                         ACCUMULATED                     TOTAL
                                                                                            OTHER         STOCK       STOCKHOLDERS'
                                                 DEFERRED    ACCUMULATED  COMPREHENSIVE  COMPREHENSIVE  SUBSCRIPTION    EQUITY
(IN THOUSANDS, EXCEPT SHARE DATA)              COMPENSATION    DEFICIT       LOSS          INCOME        RECEIVABLE    (DEFICIT)
                                               ------------  -----------  -------------  -------------  ------------  -------------
Balance, December 31, 1997 ...................         --      (13,885)                         --           (16)       (3,022)
Stock issued by pooled
  companies, net .............................                                                               (10)          (22)
Issuance of Series A convertible
     preferred stock, net of
     issuance costs of $9 ....................                                                                             496
Exercise of employee stock options ...........                                                                             541
Repurchase of common stock
  held in treasury ...........................                                                                              (2)
Deferred compensation relating
     to grants of stock options ..............       (997)                                                                  --
Compensation relating to grants
     of stock options ........................        147                                                                  412
Dividend paid to shareholder .................                    (146)                                                   (146)
Net loss .....................................                 (17,139)                                                (17,139)
                                                 --------     --------                    --------      --------      --------
Balance, December 31, 1998 ...................       (850)     (31,170)                         --           (26)      (18,882)
Pooling of interests with
  Valto (Note 4) .............................                     (37)                                                    (37)
Stock issued by pooled companies .............                                                                           1,971
Conversion of redeemable convertible
     preferred stock and convertible
     preferred stock to common stock .........                                                                          12,673
Issuance of common stock in
     initial public offering, net of
     issuance costs of $5,200 ................                                                                          52,329
Issuance of common stock in follow-on
     public offering, net of issuance
      costs of $3,910 ........................                                                                          58,090
Exercise of employee stock options ...........                                                                           1,052
Repurchase of common stock
  held in treasury ...........................                                                                             (12)
Deferred compensation relating to
     grants of stock options .................       (125)                                                                  --
Compensation relating to grants of
  stock options ..............................        337                                                                  263
Repayment of stock subscription receivable ...                                                                16            16
Net loss .....................................                  (5,539)                                                 (5,539)
                                                 --------     --------                    --------      --------      --------
Balance, December 31, 1999 ...................       (638)     (36,746)           --            --           (10)      101,924
Exercise of employee stock options ...........                                                                           2,985
Issuance of common stock from employee
  stock purchase plan ........................                                                                             660
Deferred compensation relating to
     cancellation of stock options ...........         45                                                                   --
Compensation relating to grants of
  stock options ..............................        243                                                                  243
Comprehensive loss:
   Net loss ..................................                  (8,909)       (8,909)                                   (8,909)
   Unrealized gain on marketable securities ..                                   486           486                         486
                                                                            --------
Comprehensive loss ...........................                                (8,423)
                                                 --------     --------      --------      --------      --------      --------
Balance, December 31, 2000 ...................   $   (350)    $(45,655)                   $    486      $    (10)     $ 97,389
                                                 ========     ========                    ========      ========      ========

           See Accompanying Notes to Consolidated Financial Statements

ALLAIRE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                  -----------------------------------------
   (IN THOUSANDS, EXCEPT SHARE DATA)                                                1998            1999            2000
                                                                                  ---------       ---------       ---------
Cash flows from operating activities:
    Net loss                                                                      $ (17,139)      $  (5,539)      $  (8,909)
    Adjustments to reconcile net loss to net cash provided by (used for)
      operating activities:
          Depreciation and amortization                                               1,801           3,105           7,175
          Compensation expense relating to issuance of equity instruments               412             263             243
          Changes in assets and liabilities:
               Accounts receivable                                                   (1,764)         (4,730)         (4,886)
               Prepaid expenses and other current assets                               (858)             66          (1,574)
               Other assets                                                            (237)           (465)           (728)
               Accounts payable                                                       1,514              32           5,988
               Accrued expenses                                                       3,571           8,411          11,952
               Deferred revenue                                                       3,481           7,111          19,029
                                                                                  ---------       ---------       ---------
                    Total adjustments                                                 7,920          13,793          37,199
                                                                                  ---------       ---------       ---------
          Net cash provided by (used for) operating activities                       (9,219)          8,254          28,290
                                                                                  ---------       ---------       ---------
Cash flows from investing activities:
    Purchases of short-term investments                                              (6,283)        (80,422)       (328,568)
    Proceeds from sales of short-term investments                                    10,504          68,513         258,958
    Purchases of property and equipment                                              (2,720)         (3,511)        (25,374)
    Purchase of Open Sesame                                                              --              --          (5,125)
    Purchase of TekTools                                                                 --              --          (9,050)
    Investment in partners                                                               --              --          (2,000)
                                                                                  ---------       ---------       ---------
          Net cash provided by (used for) investing activities                        1,501         (15,420)       (111,159)
                                                                                  ---------       ---------       ---------
Cash flows from financing activities:
    Proceeds from issuance of promissory notes                                        1,500              --              --
    Principal payments on promissory notes                                               --          (1,500)             --
    Principal payments on capital lease obligations                                    (315)           (340)           (159)
    Proceeds from issuance of notes payable                                           1,891              --              --
    Principal payments on notes payable                                                (168)         (1,563)           (488)
    Proceeds from sale of common stock                                                  519         113,942           3,645
    Proceeds from sale of convertible preferred stock, net of issuance costs            496              --              --
    Payments to acquire treasury stock                                                   (2)            (12)             --
    Payment received on stock subscription receivable                                    --              16              --
    Payment of dividend to shareholders                                                (146)             --              --
                                                                                  ---------       ---------       ---------
           Net cash provided by financing activities                                  3,775         110,543           2,998
                                                                                  ---------       ---------       ---------
Net increase (decrease) in cash and cash equivalents                                 (3,943)        103,377         (79,871)
Cash and cash equivalents, beginning of year                                          7,190           3,247         106,624
                                                                                  ---------       ---------       ---------
Cash and cash equivalents, end of year                                            $   3,247       $ 106,624       $  26,753
                                                                                  =========       =========       =========
Supplemental disclosure of cash flow information:
    Cash paid for income taxes                                                    $      --       $      --       $      24
    Cash paid for interest                                                        $     258       $     325       $     130
Supplemental disclosure of non-cash investing and financing activities:
    Conversion of redeemable convertible preferred stock to common stock          $      --       $  12,673       $      --
    Conversion of Series A into common stock                                      $      --       $     751       $      --
    Common stock issued in acquisition of Valto                                   $      --       $       2       $      --

           See Accompanying Notes to Consolidated Financial Statements

ALLAIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1: NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

Allaire Corporation develops, markets and supports Web application servers and related software products that enable the development and deployment of sophisticated e-business Web sites and applications. Allaire's products interoperate with emerging Web application technologies as well as key enterprise information systems technologies, and include features and tools that increase the productivity of Web developers.

Allaire was incorporated in the state of Minnesota in February 1996 as the surviving entity of a reorganization of Allaire, L.L.C., a Minnesota limited liability company originally formed in May 1995. At the time of the reorganization, the members of Allaire, L.L.C. exchanged their existing ownership interests for a proportionate number of shares of Allaire's common stock and substantially all assets and liabilities of Allaire, L.L.C. were transferred to Allaire at historical cost. In April 1997, Allaire was reorganized as a Delaware corporation.

The consolidated financial statements include the accounts of Allaire and its subsidiaries. All significant intercompany transactions have been eliminated. Certain 1999 amounts have been reclassified to conform to the 2000 method of presentation.

As described in Note 4, during 1999 Allaire completed three acquisitions, all of which were accounted for as poolings of interests. Accordingly, the accompanying financial statements and notes have been restated for all periods presented to include the two material poolings of interests acquisitions.

Allaire operates in one industry segment and is subject to risks and uncertainties common to growing technology-based companies, including rapid technological change, growth and commercial acceptance of the Internet, dependence on principal products and third party technology, new product development, new product introductions and other activities of competitors, dependence on key personnel, reliance on a limited number of distributors, international expansion, lengthening sales cycle and limited operating history.

On January 16, 2001, Allaire entered into a definitive agreement to be acquired by Macromedia, Inc. (see Note 15).

2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH, CASH EQUIVALENTS AND SHORT TERM INVESTMENTS Allaire considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Allaire invests its excess cash, cash equivalents and short term investments in money market funds, commercial paper and U.S. Treasury securities which are subject to minimal credit and market risk. Allaire's cash equivalents and short term investments are classified as available-for-sale and recorded at amortized cost which approximates fair value. Allaire's short term investments all mature within one year from the date of purchase. Gross unrealized and realized gains or losses on sales of securities as of December 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 were not significant. The following table summarizes Allaire's short term investments:

DECEMBER 31,                     1999             2000
------------------------      -----------      -----------
Commercial paper              $12,405,000      $63,561,000
U.S. government agencies               --       13,380,000
Foreign debt                           --        5,063,000
                              -----------      -----------
                              $12,405,000      $82,004,000
                              ===========      ===========


REVENUE RECOGNITION Allaire recognizes revenue from software license fees upon delivery to customers provided no significant post-delivery obligations or uncertainties remain and collection of the related receivable is probable. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. For arrangements that include specified upgrade rights, the fair value of such upgrade right is deferred until the specified upgrade is delivered. Allaire provides most of its distributors with certain rights of return, however, sales to the

ALLAIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

distributors are generally not recognized until products are sold through by the distributor. An allowance for estimated future returns is recorded at the time revenue is recognized based on Allaire's return policies and historical experience. Allaire offers subscriptions that entitle customers to all new releases for a specific product during the term of the subscription agreement. Revenue from subscription sales is recognized ratably over the term of the subscription agreement. Training and consulting services revenue is recognized as services are rendered, and revenue under support agreements is recognized ratably over the term of the support agreement. Revenue from long-term consulting and service contracts are recognized over the term of the contract using the percentage of completion method of accounting, based upon the proportion of costs incurred to total estimated costs at completion.

FAIR VALUE OF FINANCIAL INSTRUMENTS The carrying amounts of Allaire's financial instruments, which include cash equivalents, short term investments, accounts receivable, accounts payable, accrued expenses, and notes payable, approximate their fair values at December 31, 2000.

CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS Financial instruments which potentially expose Allaire to concentrations of credit risk consist primarily of trade accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral generally is not required. One customer accounted for 37% and 10% of gross accounts receivable at December 31, 1999 and 2000, respectively. In addition, this same customer accounted for 28%, 37% and 29% of total revenue for the years ended December 31, 1998, 1999 and 2000, respectively. Allaire maintains reserves for potential credit losses and such losses, in the aggregate, historically have not exceeded existing reserves.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS Costs incurred in the research and development of Allaire's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed") and capitalized thereafter when material to Allaire's financial position or results of operations. Allaire has capitalized no software development costs since costs eligible for capitalization under SFAS No. 86 have been insignificant.

PROPERTY AND EQUIPMENT Property and equipment are recorded at cost and depreciated over their estimated useful lives, generally three to five years, using the straight-line method. Leasehold improvements are depreciated over the lesser of the life of the lease or their estimated useful lives. Equipment held under capital leases are stated at the lower of fair market value of the related asset or the present value of the minimum lease payments at the inception of the lease and are amortized on a straight-line basis over the shorter of the life of the related asset or the lease term. Repair and maintenance costs are expensed as incurred.

COMPUTER SOFTWARE FOR INTERNAL USE Computer software costs that are incurred in the preliminary project stage are expensed as incurred. Once the capitalization criteria of SOP 98 -1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software; payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project (to the extent of the time spent directly on the project); and interest costs incurred when developing computer software for internal use are capitalized. Training costs and data conversion costs, except as noted in paragraph .21 of SOP 98-1, are expensed as incurred.

Certain direct costs relating to activities of developing and obtaining internal-use software that occurred during the application development stage have been capitalized and will be amortized over the estimated useful life of the computer software on a straight-line basis.

ACCOUNTING FOR STOCK-BASED COMPENSATION Allaire accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Allaire's common stock at the date of grant. Allaire has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 10). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

INCOME TAXES Prior to its reorganization as a C Corporation in February 1996 (Note 1), Allaire was treated as a

ALLAIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

partnership for federal and state income tax purposes. Accordingly, no provision for corporate income taxes was recorded during this period and all losses were passed through to Allaire's members. At the time of its reorganization, Allaire adopted the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes."

ADVERTISING EXPENSE Allaire recognizes advertising expense as incurred. Advertising expense was $1,021,000, $4,052,000 and $12,778,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NET LOSS PER SHARE Net loss per share is computed under SFAS No. 128, "Earnings Per Share." Basic net loss per share is computed using the weighted average number of shares of common stock outstanding, excluding shares of common stock subject to repurchase. Diluted net loss per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock, stock options and warrants and outstanding shares of common stock subject to repurchase are anti-dilutive for all periods presented.

COMPREHENSIVE LOSS Allaire adopted SFAS No. 130, Reporting Comprehensive Income(Loss), in 1998. SFAS No. 130 requires that a full set of general purpose financial statements be expanded to include the reporting of "comprehensive income(loss)". Comprehensive income(loss) includes net income(loss) as currently reported under generally accepted accounting principles and also considers the effect of additional economic events that are not required to be recorded in determining net income(loss) but are rather reported as a separate component of stockholders' equity. Allaire reports unrealized gains or losses on marketable securities as a component of comprehensive income(loss).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The implementation of SFAS No. 133 did not have a material affect on Allaire's financial position or results of operations.

3. PUBLIC OFFERINGS

In January 1999, Allaire sold 5,750,000 shares of its common stock through an initial public offering. Net proceeds from the offering were approximately $52.3 million after deducting the underwriting discount and other offering expenses. At the time of the initial public offering, all of Allaire's outstanding preferred stock automatically converted into 7,697,882 shares of common stock.

In September 1999, Allaire sold 2,000,000 shares of common stock and selling stockholders sold 2,800,000 shares of common stock through a follow-on public offering. The Company's net proceeds from the offering were approximately $58.1 million after deducting the underwriting discount and other offering expenses. Proceeds from the transaction were received by Allaire in October 1999.

4. ACQUISITIONS

ACQUISITIONS OF BRIGHT TIGER AND LIVE SOFTWARE On April 12, 1999, Allaire completed its acquisition of Bright Tiger Technologies, Inc. ("Bright Tiger"), a Massachusetts company that develops and markets Web site resource management software. In connection with the transaction, Allaire issued 577,166 shares of its common stock for all of the issued and outstanding shares of Bright Tiger. On June 25, 1999, Allaire completed its acquisition of Live Software, Inc. ("Live Software"), a California company that develops, markets and supports server-side Java development and deployment technology. In connection with the transaction, Allaire issued 1,056,752 shares of its common stock for all the issued and outstanding shares of Live Software. These mergers were accounted for as poolings of interests. Accordingly, Allaire's consolidated financial statements have been restated to include the accounts and operations of Bright Tiger and Live Software for all periods presented.

Revenues and net income of the combined entities for the three-month period prior to these mergers are presented in the

ALLAIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

following table. Prior to these mergers during the quarter ended March 31, 1999, the companies had intercompany sales of $40,000. The intercompany sales have been eliminated and certain amounts in the merged companies' financial statements were reclassified to conform to Allaire's presentations.

Pro Forma Results

THREE MONTHS ENDED  MARCH 31,              1999
-------------------------                -----------
                                        (UNAUDITED)
REVENUE:
    Allaire                             $ 7,836,000
    Bright Tiger                            168,000
    Live Software                           693,000
                                        -----------
    Combined                            $ 8,697,000
                                        ===========
Net Income (Loss):
    Allaire                             $(1,684,000)
    Bright Tiger                         (1,199,000)
    Live Software                           267,000
                                        -----------
    Combined                            $(2,616,000)
                                        ===========

The following table represents a reconciliation of net revenues and net loss previously reported by the combining companies to those presented in the accompanying consolidated financial statements. Prior to the merger, during 1998, the companies had intercompany sales of $140,000. The intercompany sales have been eliminated.

YEARS ENDED DECEMBER 31,              1998
----------------------------      ------------
Revenue:
    Allaire                       $ 20,512,000
    Bright Tiger                       352,000
    Live Software                      498,000
                                  ------------
    Combined                      $ 21,362,000
                                  ============
Net Income (Loss):
    Allaire                       $(10,770,000)
    Bright Tiger                    (6,342,000)
    Live Software                      (27,000)
                                  ------------
    Combined                      $(17,139,000)
                                  ============

ACQUISITION OF VALTO SYSTEMS On December 23, 1999, Allaire completed its acquisition of Valto Systems, a Massachusetts company that develops and markets Enterprise JavaBeans (EJB) server technology. In connection with the transaction, Allaire issued 450,000 shares of its common stock for all the issued and outstanding shares of Valto Systems. This merger was accounted as a pooling of interests. Acquired net liabilities of approximately $37,000 have been recorded at historical amounts. Prior periods were not restated due to immateriality, and accordingly, results of operations have been included since the date of acquisition.

ACQUISITION OF OPEN SESAME In March 2000, Allaire acquired Open Sesame technology from Bowne Internet Solutions for a total purchase price of $5.1 million. Open Sesame is profiling and personalization technology that delivers personalized customer interaction capabilities. Allaire accounted for this acquisition as a purchase. The excess of the purchase price over identified tangible and intangible assets was considered goodwill. Goodwill and other intangibles are amortized over four years. Pro forma financial statements have not been disclosed due to immateriality.

ACQUISITION OF KAWA In October 2000, Allaire acquired the Kawa product from Tek-Tools, Inc. for a total purchase price of $9.1 million. Kawa is an integrated development environment (IDE) for Java programming that delivers support for Enterprise JavaBeans development and remote debugging. Allaire accounted for this acquisition as a purchase. The excess of the purchase price over identified tangible and intangible assets was considered goodwill. Goodwill and other intangibles are amortized over four years. Pro forma financial statements have not been disclosed due to immateriality.

5. INVESTMENTS

In July 1998, Allaire entered into an agreement under which it contributed certain non-core technology and agreed to provide certain services to Alive.com, Inc. ("Alive.com" formerly known as Yesler Software, Inc.) in exchange for 907,591 shares of

ALLAIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

Alive.com's voting common stock, representing approximately 34% of the outstanding capital stock of Alive.com at that time. Subsequently, Allaire transferred 76,903 shares of Alive.com common stock to three of its employees. The value of the shares transferred was not material at the date transferred. Of the shares acquired, an aggregate of 605,060 shares are subject to repurchase at a price of $0.10 per share under certain circumstances. The number of shares subject to this repurchase right will be reduced quarterly over a three-year period. Allaire has no obligation to fund the future operations of Alive.com. In December 1999, Alive.com merged with Loudeye Technologies, Inc. At the time of the merger, Allaire owned approximately 16% of the outstanding capital stock of Alive.com. As of December 31, 2000, Allaire owned approximately 1% of the outstanding capital stock of Loudeye Technologies, Inc. Allaire accounts for its investment in Loudeye Technologies, Inc. under the cost method and has classified this investment as available for sale.

In 2000, Allaire made investments of approximately $2.0 million in partners that are private entities, and has accounted for these investments under the cost method.

6. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

DECEMBER 31,                                             1999               2000
-----------------------------------------------      ------------       ------------
Furniture and fixtures                               $  1,690,000       $  7,870,000
Furniture and fixtures under capital lease                 78,000                 --
Equipment                                               5,491,000         12,081,000
Equipment under capital lease                             843,000                 --
Software                                                  799,000          1,349,000
Leasehold improvements                                    840,000          8,464,000
Construction in progress                                  214,000          2,462,000
                                                     ------------       ------------
                                                        9,955,000         32,226,000
Less: Accumulated depreciation and amortization        (5,007,000)        (6,979,000)
                                                     ------------       ------------
                                                     $  4,948,000       $ 25,247,000
                                                     ============       ============

Depreciation and amortization expense for the years ended December 31, 1998, 1999 and 2000 was $1,607,000, $2,874,000, and $5,098,000, respectively.

CAPITAL LEASE Amortization of property and equipment under capital leases totaled $297,000, $307,000 and $136,000 for the years ended December 31, 1998, 1999 and 2000, respectively. Accumulated amortization on property and equipment under capital lease $785,000 at December 31, 1999. At December 31, 2000, no property and equipment under capital lease was in use. Interest expense relating to capital lease obligations totaled $51,000, $26,000 and $4,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

7. LINES OF CREDIT

WORKING CAPITAL LINE At December 31, 1999, Allaire was party to a line of credit agreement which provided for borrowings of up to $12,500,000 for working capital purposes and for the issuance of letters of credit. Amounts available under the line were determined based upon eligible accounts receivable. All borrowings and letters of credit were collateralized by substantially all of Allaire's assets and all borrowings bore interest at the bank's prime rate (8.50% as of December 31, 1999). As of December 31, 1999, letters of credit totaling $4,725,500 had been issued against the line and $7,774,500 was available for additional borrowings. The line of credit requires the maintenance of certain minimum financial ratios and conditions. The line of credit expired in November 2000. As of December 31, 2000, letters of credit totaling $11.4 million were outstanding.

EQUIPMENT CREDIT LINE In December of 1996, Bright Tiger entered into, and in July 1997 amended and restated, an equipment loan line agreement with a bank, under which Bright Tiger may borrow up to $875,000 for purchases of equipment, subject to certain limitations. In June 1998, Bright Tiger entered into a second agreement with the bank for an additional equipment loan line of $500,000 subject to the same limitations. All borrowings under these lines of credit were collateralized by substantially all of Bright Tiger's assets. The terms of the lines of credit include certain covenants requiring the maintenance of specified financial ratios and restrictions on Bright Tiger's ability to sell or transfer fixed assets and to declare or pay dividends to its stockholders. As of December 31, 1998, Bright Tiger was not in compliance with the

ALLAIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

covenants relating to the maintenance of certain financial ratios. Accordingly, the outstanding balance of $1,145,900 under the lines of credit was immediately callable by the bank and was classified as a current liability in its entirety. At December 31, 1998, $1,145,900 was outstanding under the aforementioned lines of credit. The credit lines were paid in full in April 1999.

EQUIPMENT LOAN LINE In May 1998, Allaire entered into an equipment loan line agreement (the "Equipment Loan Line") under which Allaire was able to borrow up to $2,000,000 to finance fixed asset purchases through December 1998. The initial term of each loan is 36 months from the borrowing date. Monthly payments are equal to 3.155% of the original amount borrowed, for an effective interest rate of approximately 15%. At the end of term, Allaire may choose to make one additional payment of 15% of the original amount funded or, if no default has occurred, the term may be extended for an additional 6 months at the original monthly payment rate. The Equipment Loan Line contains no financial covenants and there are no cross-default provisions in connection with the equipment and working capital line described above. All borrowings are collateralized by the purchased assets. Allaire borrowed $1,406,000 in June 1998 and $214,000 in November 1998 under the Equipment Loan Line, which was collateralized by previously purchased equipment. The Equipment Loan Line expired in December 1998. At December 31, 2000, annual cash payments on the borrowings under the Equipment Loan Line are as follows:

2001 cash payments                           $     583,000
Less-amount representing interest                   36,000
                                             -------------
Present value of notes payable               $     547,000
                                             =============

PROMISSORY NOTES In November 1998, Bright Tiger issued promissory notes to existing investors of Bright Tiger in exchange for $1,500,000 in cash proceeds. These notes bear interest at 8% per year, and the principal and accrued interest of the notes are payable upon demand by their holders. These notes contain conversion rights whereby the holders of the notes may apply the unpaid principal and interest under the notes to the purchase of equity securities of Bright Tiger. The promissory notes were paid in full in April 1999.

8. PREFERRED STOCK

All shares of Series A, Series B, Series C and Series D preferred stock (the "Preferred Stock") automatically converted into 7,697,882 shares of common stock upon the closing of Allaire's initial public offering in January 1999. At December 31, 2000, Allaire had no shares of Preferred Stock outstanding.

PREFERRED STOCK WARRANTS Pursuant to the terms of a capital lease line of credit (Note 7), Allaire issued warrants to purchase 17,699 shares of Series A preferred stock at a price of $4.52 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holder, in whole or in part, and expire upon the earlier of ten years from the date of grant or five years from the effective date of an initial public offering of Allaire's common stock. The value ascribed to these warrants was not significant. These warrants converted to warrants to purchase 70,796 shares of common stock upon the closing of Allaire's initial public offering in January 1999. These warrants were fully exercised during the year ended December 31, 1999.

UNDESIGNATED PREFERRED STOCK At December 31, 1999 and 2000, Allaire has authorized the issuance of up to 1,616,494 shares of undesignated preferred stock. Issuances of the undesignated preferred stock may be made at the discretion of the Board of Directors (without stockholder approval) in one or more series and with such designations, rights and preferences as determined by the Board. As a result, the undesignated preferred stock may have dividend, liquidation, conversion, redemption, voting or other rights which may be more expansive than the rights of the holders of the Preferred Stock and the common stock.

9. COMMON STOCK

AUTHORIZED SHARES On March 13, 2000, Allaire's stockholders approved an increase in the authorized shares of common stock, $.01 par value, to 100,000,000.

STOCK SPLIT In March 2000, Allaire completed a two-for-one split of its outstanding shares of common stock. The stock split was effected in the form of a stock dividend and entitled each stockholder of record at the close of business on February 15, 2000 to receive one share for every outstanding share of common stock held on the record date. Accordingly, the accompanying financial statements and notes have been restated for all periods.

ALLAIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

TREASURY SHARES Of the common stock issued, an aggregate of 33,220 shares with a cost of $14,000 were held by Allaire as treasury shares and were included as a reduction to additional paid-in capital at December 31, 1999 and 2000.

STOCKHOLDER RIGHTS AGREEMENT The Board of Directors of the Company adopted a Rights Agreement, dated as of December 8, 2000, by and between Allaire and Fleet Bank N.A., as Rights Agent. In connection with this agreement, the Board distributed one purchase right for each share of common stock then or thereafter outstanding. The rights will become exercisable only under certain circumstances, such as if a person or group acquires beneficial ownership of 15% or more of the outstanding common shares of the Company or attempts to acquire such ownership through an unsolicited tender offer. Each right, when it becomes exercisable, will entitle the holder to purchase from the Company one one-thousandth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share, of the Company, at a price of $55. In the event that a person or group acquires beneficial ownership of 15% or more of the outstanding common shares of the Company, each right will entitle its holder to purchase shares of the Company's Series A Participating Cumulative Preferred Stock with a value of twice the purchase price. Prior to any party acquiring 15% or more of the outstanding common shares of the Company or prior to the expiration date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price, in cash or common shares or other securities of the Company deemed by the Board of Directors to be at least equivalent in value, of $.001 per Right. The rights expire on December 8, 2010 unless otherwise redeemed by the Company prior to that date. On January 16, 2001 the Board of Directors amended the Rights Agreement to exempt the transactions contemplated by the Agreement and Plan of Merger by and among Macromedia, Inc., Alaska Acquisition Co. and the Company dated January 16, 2001.

STOCK RESTRICTION AGREEMENTS Allaire has executed stock restriction agreements with its founder and certain of its employees. Under the terms of the founder's stock restriction agreement, Allaire had the right to repurchase, at a price of $1.13 per share, any unvested common shares in the event of the founder's voluntary resignation. All other restriction agreements gave Allaire the right to repurchase, for an amount equal to the original consideration paid, any unvested common shares in the event of voluntary resignation or termination of employment with Allaire for cause. Allaire's repurchase rights lapsed at various dates through November 30, 1999 or, in the case of the founder, upon the closing of an initial public offering of Allaire's common stock, which occurred in January 1999. At December 31, 2000, no shares of Allaire's outstanding common stock were subject to repurchase under the stock restriction agreements.

All employees who have been granted options by Allaire are generally eligible to elect immediate exercise of all such options. However, shares obtained by employees who elect to exercise prior to the original option vesting schedule are subject to Allaire's right of repurchase, at the option exercise price, in the event of termination. Allaire's repurchase rights lapse at the same rate as the shares would have become exercisable under the original vesting schedule. At December 31, 2000, Allaire had the right to repurchase 97,394 shares of common stock.

STOCK SUBSCRIPTIONS RECEIVABLE Allaire holds recourse notes receivable from a stockholder at December 31, 1999 and 2000 in consideration for the purchase of Allaire common stock. This loan is secured by the underlying common stock and, consequently, is reflected as an offset to stockholders' equity.

COMMON STOCK WARRANTS Pursuant to the issuance of convertible notes payable in 1996, Allaire issued warrants to purchase 17,198 shares of its common stock at a price of $1.02 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holders, in whole or in part, and expire in December 2001. The value ascribed to these warrants was not significant. At December 31, 2000, 2,456 warrants were outstanding.

Pursuant to the issuance of convertible notes payable in 1997, Allaire issued warrants to purchase 12,600 shares of its common stock at a price of $2.00 per share, subject to certain anti-dilution adjustments. These warrants are fully vested, exercisable at the option of the holder, in whole or in part, and expire in March 2002. The value ascribed to these warrants was not significant. At December 31, 2000, 12,600 warrants were outstanding.

RESERVED SHARES At December 31, 2000, Allaire had 14,580,000 shares of common stock reserved for issuance upon the exercise of common stock warrants and options.

10.  STOCK OPTIONS

All options issued by Allaire during the year ended December 31, 1996 were non-qualified, non-plan stock options issued to employees, advisors and consultants of Allaire. All options granted by Allaire during this period of time were issued at fair

ALLAIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

market value at the date of grant, vest either immediately or over a four-year period and expire ten years from the date of grant.

1997 STOCK INCENTIVE PLAN The 1997 Incentive Stock Plan (the "1997 Stock Plan") provides for the granting of incentive and non-qualified stock options and stock bonus awards to officers, directors, employees and consultants of Allaire. The maximum number of common shares that may be issued pursuant to the 1997 Stock Plan, as amended, is 3,452,000.

The exercise price of each stock option issued under the 1997 Stock Plan shall be specified by the Board of Directors at the time of grant. However, incentive stock options may not be granted at less than the fair market value of Allaire's common stock as determined by the Board of Directors at the date of grant or for a term in excess of ten years. All options granted under the 1997 Stock Plan through December 31, 2000 vest either immediately or over a four-year period for employees or over the service period for non-employees and expire ten years from the date of grant.

1998 STOCK INCENTIVE PLAN The 1998 Incentive Stock Plan (the "1998 Stock Plan"), as amended and approved by stockholders on March 13, 2000, provides for the issuance of up to 8,800,000 shares of Allaire's common stock to eligible employees, officers, directors, consultants and advisors of Allaire. Under the 1998 Stock Plan, the Board of Directors may award incentive and non-qualified stock options, stock appreciation rights, performance shares and restricted and unrestricted stock. Incentive stock options may not be granted at less than the fair market value of Allaire's common stock at the date of grant and for a term not to exceed ten years. The exercise price under each non-qualified and incentive stock option shall be specified by the Compensation Committee. Grants of stock appreciation rights, performance shares, restricted stock and unrestricted stock may be made at the discretion of the Compensation Committee with terms to be defined therein.

2000 STOCK INCENTIVE PLAN The 2000 Incentive Stock Plan (the "2000 Stock Plan"), approved by stockholders on May 15, 2000, provides for the issuance of up to 4,000,000 shares of Allaire's common stock to eligible employees, officers, directors, consultants and advisors of Allaire. Under the 2000 Stock Plan, the Board of Directors may award incentive and non-qualified stock options, stock appreciation rights, performance shares and restricted and unrestricted stock. Incentive stock options may not be granted at less than the fair market value of Allaire's common stock at the date of grant and for a term not to exceed ten years. The exercise price under each non-qualified and incentive stock option shall be specified by the Compensation Committee. Grants of stock appreciation rights, performance shares, restricted stock and unrestricted stock may be made at the discretion of the Compensation Committee with terms to be defined therein.


The Company continues to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employee" (APB 25), and related interpretations in accounting for its employee stock options. The alternative fair value accounting provided for under Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), requires use of option valuation models that were developed for use in valuing employee stock options. For the years ended December 31, 1998, 1999 and 2000, respectively, compensation expense recognized for stock option grants under APB opinion 25 totaled $412,000, $263,000, and $243,000. Had compensation cost for Allaire's option grants been determined based on the fair value at the date of grant consistent with the method prescribed by SFAS No. 123, Allaire's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

YEAR ENDED DECEMBER 31,                          1998               1999               2000
                                             ------------       ------------       ------------
Net loss:
    As reported                              $(17,139,000)      $ (5,539,000)      $ (8,909,000)
    Pro forma                                $(17,278,000)      $(13,229,000)      $(39,062,000)
Basic and diluted net loss per share:
    As reported                              $      (2.39)      $      (0.24)      $      (0.33)
    Pro forma                                $      (2.41)      $      (0.58)      $      (1.44)

Under SFAS No. 123, the fair value of each employee option grant is estimated on the date of grant using the Black-Scholes option pricing model to apply the minimum value method with the following weighted-average assumptions used for grants made during the years ended December 31, 1998, 1999 and 2000: no dividend yield for all years; risk free interest rates of 5.1%, 5.8% and 6.0%, respectively; a volatility of 0%, 95% and 110%, respectively, and an expected option term of 5 years 1998, 4 years in 1999, and 4 years in 2000.

Stock option activity during the years ended December 31, 1998, 1999 and 2000 was as follows:

ALLAIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                                                                     OUTSTANDING OPTIONS
                                                                 -----------------------------
                                                                                    WEIGHTED
                                                                                    AVERAGE
                                                                   NUMBER           EXERCISE
                                                                  OF SHARES          PRICE
                                                                 -----------       -----------
Outstanding - December 31, 1997                                    4,774,764       $      0.26
        Granted (weighted average fair value of $1.48)             1,146,322              3.47
        Exercised                                                 (2,294,768)             0.24
        Canceled                                                    (249,126)             1.01
                                                                 -----------
Outstanding - December 31, 1998                                    3,377,192              1.30
        Granted (weighted average fair value of $24.22)            3,932,452             34.61
        Exercised                                                   (945,048)             1.09
        Canceled                                                    (388,090)            16.15
                                                                 -----------
Outstanding - December 31, 1999                                    5,976,506             22.16
        Granted (weighted average fair value of $15.43)            7,752,236             20.30
        Exercised                                                   (765,836)             3.87
        Canceled                                                  (1,315,471)            43.12
                                                                 -----------
Outstanding - December 31, 2000                                   11,647,435       $     19.77
                                                                 ===========

As of December 31, 2000, 93,347, 2,634,636, and 11,214 shares were available for grant under the 1997 Stock Plan, the 1998 Stock Plan, and the 2000 Stock Plan, respectively.

The following table summarizes information about stock options outstanding at December 31, 2000:

                                                             VESTED AND EXERCISABLE
                                                         ------------------------------
                                      WEIGHTED-AVERAGE                       WEIGHTED-
                                         REMAINING          NUMBER           AVERAGE
        EXERCISE         NUMBER         CONTRACTUAL           OF             EXERCISE
         PRICE        OUTSTANDING      LIFE (IN YEARS)      SHARES            PRICE
    --------------   ------------      ------------      ------------     -------------
    $ 0.13 -  4.50     1,262,855              6.29         1,046,505      $       0.34
      5.03 -  9.44     4,483,618              9.65           158,363              6.14
     17.50 - 25.00     1,175,463              8.62           398,681             24.18
     25.69 - 45.50     3,990,525              9.12           374,831             29.05
     52.75 - 75.94       734,974              9.09           102,478             60.57
                     -----------                        ------------
    $ 0.13 - 75.94    11,647,435              8.97         2,080,858      $      13.49
                     ===========                        ============

DEFERRED COMPENSATION During 1998, Allaire granted stock options to purchase 955,900 shares of its common stock with exercise prices ranging from $.01 to $6.80. Through December 31, 2000, Allaire recorded compensation expense and deferred compensation relating to these options totaling $918,000 and $1.1 million, respectively, representing the difference between the estimated fair market value of the common stock on the date of grant and the exercise price. Compensation relating to options which vested immediately upon grant was expensed in full at the date of grant, while compensation related to options which vest over time was recorded as a component of stockholders' deficit and is being amortized over the vesting periods of the related options.

1998 EMPLOYEE STOCK PURCHASE PLAN The 1998 Employee Stock Purchase Plan (the "Purchase Plan") provides for the issuance of up to 600,000 shares of Allaire's common stock to eligible employees. Under the Purchase Plan, Allaire is authorized to make one or more offerings during which employees may purchase shares of common stock through payroll deductions made over the term of the offering. The per-share purchase price at the end of each offering is equal to 85% of the fair market value of the common stock at the beginning or end of the offering period (as defined by the Purchase Plan), whichever is lower. Allaire's first offering period under the Purchase Plan commenced on July 1, 1999 and ended on December 31, 1999. During this offering period, employees purchased 9,858 shares of common stock, which were issued in January 2000. During 2000, employees purchased 12,765 shares, which were issued in July 2000, and 56,706 shares, which were issued in January 2001.

11. INCOME TAXES

ALLAIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

No provision for income taxes was recorded in 1998 and 1999 as Allaire incurred losses from operations. The provision for income taxes of $130,000 in 2000 relates to certain current state, local and foreign obligations.

Deferred tax assets are comprised of the following:

                                                                   December 31,
                                                           -----------------------------
                                                               1999             2000
                                                           ------------     ------------
Deferred tax assets:
     Net operating loss carryforwards .................     $10,778,000       $9,732,000
     Reserves not currently deductible ................         381,000          506,000
     Tax credit carryforwards .........................       1,389,000        2,699,000
     Amortization and depreciation related ............         405,000        1,061,000
     Capitalized research and development expense .....       1,050,000          775,000
     Compensation related .............................         488,000          683,000
     Deferred revenue .................................         286,000        4,389,000
     Other ............................................         112,000          201,000
                                                           ------------     ------------
         Total deferred tax assets ....................      14,889,000       20,046,000
     Deferred tax asset valuation allowance ...........     (14,889,000)     (20,046,000)
                                                           ------------     ------------
                                                           $         --     $         --
                                                           ============     ============

Realization of total deferred tax assets is contingent upon the generation of future taxable income. Due to the uncertainty of realization of these tax benefits, Allaire has provided a valuation allowance for the full amount of its deferred tax assets.

Income taxes computed using the federal statutory income tax rate differs from Allaire's effective tax rate primarily due to the following:


                                                                         YEAR ENDED DECEMBER 31,
                                                               -------------------------------------------
                                                                  1998            1999            2000
                                                               -----------     -----------     -----------
Income tax benefit at U.S. federal statutory tax rate .....    $(5,999,000)    $(1,939,000)    $(3,072,000)
State taxes, net of federal tax impact ....................     (1,054,000)       (342,000)       (417,000)
Nondeductible acquisition related expenses ................             --         921,000         213,000
Tax credit carryforwards ..................................       (195,000)       (345,000)     (1,655,000)
Foreign taxes .............................................             --              --          50,000
Other .....................................................         81,000         (73,000)       (146,000)
Change in valuation allowance .............................      7,167,000       1,778,000       5,157,000
                                                               -----------     -----------     -----------
     Provision for income taxes ...........................    $        --     $        --     $   130,000
                                                               ===========     ===========     ===========

      At December 31, 2000, Allaire had federal and state net operating losses of approximately $80 million and $87 million, respectively, and federal and state tax credit carryforwards of approximately $1,416,000 and $2,075,000 respectively, available to reduce future taxable income and future tax liabilities. If not utilized, these carryforwards will expire at various dates ranging from 2001 to 2020. Of the total net operating losses, $56,967,000 relates to the exercise of stock options. The tax benefit of this amount will result in an increase in additional paid-in capital upon realization. Under the provisions of the Internal Revenue Code, certain substantial changes in Allaire's ownership may be limited, or may limit in the future, the amount of net operating loss and research and development tax credit carryforwards which could be utilized annually to offset future taxable income and income tax liability. The amount of any annual limitation is determined based upon Allaire's value prior to an ownership change.

In accordance with APB 23, the Company does not provide for U.S. Federal income taxes on the earnings of the non-U.S. subsidiaries, as it is management's plan to permanently reinvest in operations outside the U.S.

ALLAIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

12. SEGMENT INFORMATION

Operating in one industry segment, Allaire develops, markets and supports software for a wide range of Web development.

Revenue was distributed geographically as follows:

YEAR ENDED DECEMBER 31,                  1998           1999            2000
                                     -----------    ------------    ------------
North America                        $18,659,000    $ 47,679,000    $ 94,895,000
Europe                                 1,802,000       4,958,000      15,247,000
Other international                      901,000       2,526,000       9,153,000
                                     -----------    ------------    ------------
                                     $21,362,000    $ 55,163,000    $119,295,000
                                     ===========    ============    ============

Allaire's sales to Europe and other international geographies are primarily export sales from the United States. Substantially all of Allaire's services revenue for the years ended December 31, 1998, 1999 and 2000 was generated in North America. All long-lived assets were located in North America at December 31, 1999 and 2000.

13. EMPLOYEE SAVINGS PLAN

During 1997, Allaire adopted an employee retirement savings plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Under the terms of the 401(k) Plan, employees may contribute a percentage of their salary, up to a maximum of 15%. Allaire did not make any contributions to the 401(k) Plan on behalf of its employees for the years ended December 31, 1998, 1999 or 2000.

14. COMMITMENTS AND CONTINGENCIES

Allaire leases its facilities and certain office equipment under noncancelable operating lease agreements. Rent expense under these leases for the years ended December 31, 1998, 1999 and 2000, totaled $1,420,000, $1,834,000 and $6,091,000 respectively. In 2000, rent expense was offset by sublet income of $832,000.

Future minimum commitments under noncancelable operating leases at December 31, 2000 are as follows:

                                                                     OPERATING
                                                                      LEASES
                                                                   ------------
    2000                                                           $ 11,599,000
    2001                                                             12,028,000
    2002                                                             12,028,000
    2003                                                             11,985,000
    2004 and thereafter                                              69,617,000
                                                                   ------------
    Total lease payments                                            117,257,000
    Less - amount representing sublease income                       12,494,000
                                                                   ------------
    Net lease payments                                             $104,763,000
                                                                   ============

LETTER OF CREDIT In connection with facility leases Allaire is required to maintain, on behalf of the landlord, an irrevocable letter of credit with a bank over the term of the lease. As of December 31, 2000, letters of credit totaling $11.4 million were outstanding.

LEGAL PROCEEDINGS

      On or after September 25, 2000, the Company and certain of its officers or directors were named as defendants in eleven virtually identical lawsuits filed in the United States District Court for the District of Massachusetts: (i) Krakauer v. Allaire Corporation, Joseph J. Allaire, Jeremy Allaire, David A. Gerth and David J. Orfao, Civil Action No. 00-11972-WGY; (ii) Dargenzio v. Allaire Corporation, Joseph J. Allaire, Jeremy Allaire, David A. Gerth and David
J. Orfao, Civil Action No. 00-11973-WGY; (iii) Gordon v. Allaire Corporation, Joseph J. Allaire, Jeremy Allaire, David A. Gerth and David J. Orfao, Civil Action No. 00-11974-WGY; (iv) Large v. Allaire Corporation, Joseph J. Allaire, Jeremy Allaire, David A. Gerth and David J. Orfao, Civil Action No. 00-11986-WGY; (v) DiMaggio v. Allaire Corporation, Joseph J.

ALLAIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

Allaire, Jeremy Allaire, David A. Gerth and David J. Orfao, Civil Action No. 00-11996-WGY; (vi) Knorr v. Allaire Corporation, Joseph J. Allaire, Jeremy Allaire, David A. Gerth and David J. Orfao, Civil Action No. 00-12014-WGY; (vii) Jarvis v. Allaire Corporation, Joseph J. Allaire, Jeremy Allaire, David A. Gerth and David J. Orfao, Civil Action No. 00-12016-WGY; (viii) Cordeiro v. Allaire Corporation, Joseph J. Allaire, Jeremy Allaire, David A. Gerth and David J. Orfao, Civil Action No. 00-12158-WGY; (ix) Fisher v. Allaire Corporation, Joseph
J. Allaire, Jeremy Allaire, David A. Gerth and David J. Orfao, Civil Action No. 00-12182-WGY; (x) Crippin v. Allaire Corporation, Joseph J. Allaire, Jeremy Allaire, David A. Gerth and David J. Orfao, Civil Action No. 00-12333-WGY; and
(xi) Reagor v. Allaire Corporation, Joseph J. Allaire, Jeremy Allaire, David A. Gerth and David J. Orfao, Civil Action No. 00-12377-WGY. Each of the plaintiffs in each of the actions purport to bring their complaint on behalf of all purchasers of the Company's stock during an alleged class period (July 20, 2000 and September 18, 2000). The plaintiffs claim that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and SEC Rule 10b-5, by virtue of statements plaintiffs claim were materially false or misleading. Plaintiffs seek damages, interest, costs, and attorneys' fees.

      On December 5, 2000, Chief Judge Young of the District of Massachusetts entered an order consolidating these cases as In re: Allaire Corporation Securities Litigation, Case No. 00-CV-11972(WGY). The order appointed lead plaintiffs for the class and permitted them to file a consolidated complaint, to be treated as if it were the original complaint in the consolidated actions.

      The defendants intend to file a motion to dismiss the consolidated complaint. The litigation is in its early stages; and we are not able to predict the outcome of the litigation at this time.

      Although Allaire does not consider an unfavorable outcome to these claims probable, Allaire cannot accurately predict the ultimate outcome of these claims or whether they will have a material effect on Allaire's financial position.

      From time to time Allaire has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of third party trademarks and other intellectual property rights by Allaire and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Allaire is not aware of any legal proceedings or claims other than those noted above that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations.

15. SUBSEQUENT EVENTS

ACQUISITION

In January 2001, Allaire acquired the M39 technology from EvolutionB Information, Inc. for a cash purchase price of approximately $5.5 million. M39 is an Allaire Spectra-based application framework that provides solutions for online marketing and customer service including campaign management, customer self service and knowledge management. Allaire accounted for this acquisition as a purchase. Pro forma financial statements have not been disclosed due to immateriality.

LEGAL PROCEEDINGS

With respect to In re: Allaire Corporation Securities Litigation, Case No. 00-CV-11972(WGY), a consolidated complaint was filed on February 20, 2001.

On April 11, 2001, a twelfth complaint was filed, Kassin v. Allaire Corporation, Joseph J. Allaire, Jeremy D. Allaire, David A. Gerth, and David J. Orfao, Civil Action No. 01-10600-WGY. This complaint, filed on behalf of the plaintiff (and not a class), contains substantially the same allegations as the consolidated complaint, but in addition asserts claims for common law fraud and negligent misrepresentation.

The defendants intend to file a motion to dismiss the consolidated complaint and Kassin complaint. The litigation is in its early stages; and we are not able to predict the outcome of the litigation at this time.

MERGER

On March 20, 2001, Allaire Corporation was acquired by Macromedia, Inc., a Delaware corporation ("Macromedia") pursuant to a definitive Agreement and Plan of Merger. Each Allaire common stock share converted into 0.2 shares of Macromedia common stock along with $3.00 per share cash consideration. Macromedia will account for this transaction as a purchase.

ALLAIRE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

            b)    PRO FORMA FINANCIAL INFORMATION.

      The following unaudited pro forma combined condensed financial information has been prepared to give effect to Macromedia's acquisition of Allaire (the "merger"), accounted for using the purchase method of accounting. The unaudited pro forma combined condensed balance sheet as of December 31, 2000 gives effect to the merger as if it had occurred as of December 31, 2000 and combines the historical consolidated balance sheet of Macromedia as of December 31, 2000 and the historical consolidated balance sheet of Allaire as of December 31, 2000.

      As a result of the differing fiscal years of Macromedia and Allaire, results of operations for different periods have been combined. The unaudited pro forma combined condensed statements of operations combines the historical consolidated statement of operations of Macromedia for the year ended March 31, 2000 with the historical consolidated statement of operations of Allaire for the year ended December 31, 1999 and excludes in-process research and development as it is a non-recurring charge. The unaudited pro forma combined condensed consolidated statement of operations for the nine months ended December 31, 2000 combines the historical consolidated statement of operations of Macromedia for the nine months ended December 31, 2000 with the historical consolidated statement of operations of Allaire for the nine months ended September 30, 2000 and excludes in-process research and development as it is a non-recurring charge.

      The unaudited pro forma combined condensed financial information is based on estimates and assumptions. These estimates and assumptions have been made solely for purposes of developing this pro forma information. Unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. This unaudited pro forma combined financial information is based upon and should be read in conjunction with the respective historical consolidated financial statements and related notes of Macromedia, included in the annual report on Form 10-K for the year ending March 31, 2000 and the quarterly report on form 10Q for the quarter ended December 31, 2000, and the historical consolidated financial statements and related notes of Allaire incorporated herein.

MACROMEDIA, INC. AND SUBSIDIARIES
PRO FORMA FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      Index to Unaudited Pro Forma Combined Condensed Financial Statements

                                                                           Page
                                                                           ----
Balance Sheet as of December 31, 2000...................................    23

Statement of Operations for Year Ended March 31, 2000...................    24

Statement of Operations for the nine months ended December 31, 2000.....    25

Notes to Unaudited Pro Forma Combined Condensed Financial Statements....    26

MACROMEDIA, INC. AND SUBSIDIARIES
PRO FORMA FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)
                             AS OF DECEMBER 31, 2000

                                                                                  PRO FORMA
                                                  MACROMEDIA      ALLAIRE        ADJUSTMENTS       COMBINED
                                                  ----------     ---------       -----------       ---------
ASSETS
Current assets
Cash, cash equivalents and
  short-term investments
                                                   $ 207,940     $ 109,243        $ (83,331)(a)    $ 233,852
Accounts receivable, net                              50,108        12,812             (527)(b)       62,393
Prepaid expenses and other current assets             21,761         2,602             (278)(c)       24,085
Deferred tax assets, short-term                        9,937            --               --            9,937
                                                   ---------     ---------        ---------        ---------
     Total current assets                            289,746       124,657          (84,136)         330,267
Land and building, net                                18,322            --                            18,322
Fixed assets, net                                     73,725        25,247             (878)(c)       98,094
Goodwill and other intangibles                         6,568        13,417          297,085 (d)      317,070
Related party loans                                   14,904            --               --           14,904
Restricted cash                                        9,111            --               --            9,111
Other long-term assets                                22,904         2,006               --           24,910
                                                   ---------     ---------        ---------        ---------
         Total  assets                             $ 435,280     $ 165,327          212,071          812,678
                                                   =========     =========        =========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Current portion on notes payable                     --           547               --              547
     Accounts payable                                  3,118         9,346             (527)(b)       11,937
     Accrued liabilities                              41,793        18,990           10,865 (e)       71,648
     Accrued compensation,
         fringe benefits and payroll taxes            19,070         8,089            3,525 (f)       30,684
     Unearned revenue                                 10,037        30,966          (24,009)(g)       16,994
                                                   ---------     ---------        ---------        ---------
         Total current liabilities                    74,018        67,938          (10,146)         131,810
Long-term liabilities                                    943            --               --              943
                                                   ---------     ---------        ---------        ---------
         Total liabilities                            74,961        67,938          (10,146)         132,753

Minority Interest                                     11,409            --               --           11,409

Stockholders' Equity
     Common Stock                                         62           276             (270)(h)           68
     Treasury Stock                                  (33,649)           --               --          (33,649)
     Additional paid-in-capital                      407,165       142,642          195,302 (i)      745,109
     Notes receivable from stockholders               (7,967)          (10)              10 (h)       (7,967)
     Deferred compensation                           (27,833)         (350)               6 (j)      (28,177)
     Accumulated other comprehensive income              535           486             (486)(h)          535
     Retained earnings (deficit)                      10,597       (45,655)          27,655 (k)       (7,403)
                                                   ---------     ---------        ---------        ---------
Total stockholders' equity                           348,910        97,389          222,217          668,516
                                                   ---------     ---------        ---------        ---------
Total liabilities and stockholders' equity         $ 435,280     $ 165,327        $ 212,071        $ 812,678
                                                   =========     =========        =========        =========

MACROMEDIA, INC. AND SUBSIDIARIES
PRO FORMA FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED
                                                         -------------------------
                                                          MARCH 31,   DECEMBER 31,
                                                            2000          1999           PRO FORMA
                                                         MACROMEDIA      ALLAIRE        ADJUSTMENTS       COMBINED
                                                         ----------   -------------     -----------      ---------
Revenues                                                  $ 264,159     $ 55,163         $    (731)(l)   $ 318,591
Cost of revenues                                             28,829       10,005              (731)(l)      38,103
                                                          ---------     --------         ---------       ---------
     Gross profit                                           235,330       45,158                --         280,488
Operating expenses:
     Sales and marketing                                    113,005       30,294              (105)(m)     143,194
     Research and development                                65,739       12,873                --          78,612
     General and administrative                              24,610        7,148                --          31,758
     Acquisition related expenses                            11,516        2,930                --          14,446
     Non-cash compensation                                   11,071          263               (71)(n)      11,263
     Amortization of intangibles                              1,013           --           115,648 (o)     116,661
                                                          ---------     --------         ---------       ---------
         Total operating expenses                           226,954       53,508           115,472         395,934
                                                          ---------     --------         ---------       ---------
Operating income (loss)                                       8,376       (8,350)         (115,472)       (115,446)
     Interest and investment income, net                      6,305        2,811                --           9,116
     Other                                                     (118)          --                --            (118)
                                                           --------     --------         ---------       ---------
         Total other income (loss)                            6,187        2,811                --           8,998
Minority interest                                             6,179           --                --           6,179
                                                          ---------     --------         ---------       ---------
Income (loss)before taxes                                    20,742       (5,539)         (115,472)       (100,269)
     Provision (benefit) for income taxes                    11,975           --               (81)(p)      11,894
                                                          ---------     --------         ---------       ---------
     Net income                                           $   8,767     $ (5,539)        $(115,391)      $(112,163)
     Accretion of mandatorily redeemable
         convertible preferred stock                         (2,538)          --                --          (2,538)
                                                          ---------     --------         ---------       ---------
         Net income (loss) applicable to
         common stockholders                              $   6,229     $ (5,539)        $(115,391)      $(114,701)
                                                          =========     ========         =========       =========
Net income (loss) applicable to common stockholders
  per share:
         Basic                                            $    0.14                                      $   (2.29)
         Diluted                                          $    0.12                                      $   (2.29)
Weighted average shares outstanding:

Basic                                                        44,601                          5,555 (q)      50,156
Diluted                                                      52,270                         (2,114)(q)      50,156

MACROMEDIA, INC. AND SUBSIDIARIES
PRO FORMA FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   NINE MONTHS ENDED
                                              ---------------------------
                                              DECEMBER 31,   SEPTEMBER 30,
                                                 2000            2000         PRO FORMA
                                              MACROMEDIA       ALLAIRE       ADJUSTMENTS        COMBINED
                                              ----------     -------------   -----------        ----------
Revenues                                       $ 300,523       $ 89,242       $   (936)(l)      $ 388,829
Cost of revenues                                  32,237         19,117           (936)(l)         50,418
                                               ---------       --------       --------          ---------
     Gross profit                                268,286         70,125             --            338,411
Operating expenses
     Sales and marketing                         117,739         47,240             --            164,979
     Research and development                     84,223         17,180             --            101,403
     General and administrative                   29,430         11,821             --             41,251
     Acquisition related expenses                  4,774             --             --              4,774
     Non-cash compensation                         5,900            185            (41)(n)          6,044
     Amortization of intangibles                   1,558            744         85,992 (o)         88,294
                                               ---------       --------       --------          ---------
         Total operating expenses                243,624         77,170         85,951            406,745
                                               ---------       --------       --------          ---------
Operating income (Loss)                           24,662         (7,045)       (85,951)           (68,334)
     Interest and investment income, net          10,411          5,352             --             15,763
     Loss on investment                           (5,000)            --             --             (5,000)
     Other                                         1,080           (119)            --                961
                                               ---------       --------       --------          ---------
         Total other income (loss)                 6,491          5,233             --             11,724
Minority Interest                                 15,336             --             --             15,336
                                               ---------       --------       --------          ---------
Income (loss) before taxes                        46,489         (1,812)       (85,951)           (41,274)
     Provision (benefit) for income taxes         11,341             89           (634)(p)         10,796
                                               ---------       --------       --------          ---------
     Net income                                $  35,148       $ (1,901)      $(85,317)         $ (52,070)
                                               =========       ========       ========          =========
Net income (loss) applicable to common
  stockholders per share:
     Basic                                     $    0.70                                        $   (0.93)
     Diluted                                   $    0.62                                        $   (0.93)

Weighted average shares outstanding:
     Basic                                        50,369             --          5,555 (q)         55,924
     Diluted                                      56,625                          (701)(q)         55,924

MACROMEDIA, INC. AND SUBSIDIARIES
NOTES TO PRO FORMA FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. BASIS OF PRESENTATION

      On March 20, 2001, Macromedia acquired all the outstanding common stock, options and warrants of Allaire in a business combination accounted for under the purchase method. The unaudited pro forma combined condensed financial statements reflect the issuance of 0.2 shares of Macromedia common stock and $3.00 in cash in exchange for each Allaire share outstanding, as stated in the merger document. In addition, Macromedia issued options and warrants to purchase
0.3414 of a share of Macromedia common stock in exchange for each Allaire outstanding stock option and warrant, based on an exchange ratio calculated at the time of the merger. At the merger date, Macromedia issued 5.6 million shares to Allaire stockholders in exchange for shares outstanding and issued 4.2 million unvested and vested options and warrants in exchange for all outstanding Allaire options and warrants. The following table presents the components of the purchase price (in thousands):

PURCHASE PRICE
Common stock issued ................................................      $214,579
 Cash consideration ................................................        83,331
                                                                          --------
           Acquisition value .......................................       297,910
 Fair value of Allaire's options and warrants assumed ..............       123,027
 Transaction costs .................................................         7,073
                                                                          --------
 Total assumed purchase price ......................................       428,010
                                                                          ========

      The fair value of Macromedia's common stock of $214.6 million was determined as the average market price from January 11 to January 18, 2000, which includes two trading days prior and two trading days subsequent to the public announcement of the merger. The fair value of the common stock options and warrants was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.7%, expected life of 3.5 years, expected dividend rate of 0%, and volatility of 90%.

NOTE 2. UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

PURCHASE PRICE ALLOCATION -- The pro forma combined condensed balance sheet gives effect to the merger as if it occurred on December 31, 2000 for both Macromedia and Allaire. The purchase price is allocated to the tangible assets and liabilities assumed on the basis of their respective fair values as of the balance sheet date, intangible assets acquired, and in-process research and development. Intangible assets, including goodwill, will be amortized over three years.

The allocation of the purchase price to the net assets acquired is presented below (in thousands):

NET ASSETS ACQUIRED
Book value of net assets of Allaire ................................    $ 97,389
Pro forma adjustments to reflect fair value ........................       2,824
                                                                        --------
Fair value of net assets of Allaire ................................     100,213
Identified intangible assets:
     Developed technology ..........................................      34,000
     Assembled workforce ...........................................      24,000
     Tradename .....................................................       5,000
In-process research and development ................................      18,000
Goodwill ...........................................................     246,797
                                                                        --------
Total net assets acquired ..........................................    $428,010
                                                                        ========

MACROMEDIA, INC. AND SUBSIDIARIES
NOTES TO PRO FORMA FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The pro forma adjustments to reflect fair value consist of the following (in thousands):

Reduction in Allaire's deferred revenue arising from the estimated calculation of Macromedia's obligation to perform services equal to the expected costs,
     plus a normal profit margin .......................................................    $ 24,009
Write off of Allaire's historical goodwill and other
      intangibles from previous acquisitions ...........................................     (12,712)
Accrued severance and facility exit costs ..............................................      (4,755)
Allaire's accrued acquisition expenses .................................................      (2,562)
Adjusting entries to reflect fair value of assets acquired .............................      (1,156)
                                                                                            --------
Total pro forma adjustments to reflect fair value ......................................    $  2,824
                                                                                            ========

The $18.0 million in-process research and development charge is the result of Allaire's ongoing projects at the time of the purchase, including the development of the ColdFusion Server 5.0 and JRun 4.0 technologies which were primarily aimed at building various application services on the Java 2 Enterprise Edition platform. The values assigned to the in-process research and development used established valuation techniques and are the responsibility of the Company's management. The value of the acquired in-process research and development was calculated as the estimated future net cash flows factoring in estimated future net revenues that may be generated from the products. The cash flows were calculated for an estimated five-year life cycle with costs estimated to improve over time, assuming that the products were successfully developed and that the Company was able to effectively manage the product's contributions to operating results. These cash flows were discounted to their net present value using a discount factor of approximately 28%, considering the uncertainty surrounding the successful development of the projects.

To determine the value of the developed technology, the expected future cash flows attributable to all existing technology were discounted, including application servers, design tools, and e-business application products. The net present value analysis took into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology.

The value of the assembled work force was derived by estimating the costs to replace the existing employees, including recruiting, hiring, training, and incentive costs for each category of employee.

The value of the tradename was determined by considering the assumption that in lieu of a tradename, the company would be willing to pay a royalty in order to exploit the related benefits of such tradename.

Goodwill was determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets.

PRO FORMA ADJUSTMENTS -- The following pro forma adjustments are reflected on the unaudited pro forma combined condensed balance sheet (in thousands):

      (a) To record cash issued to Allaire shareholders upon the merger.

      (b) To eliminate intercompany balances between Allaire and Macromedia.

      (c) Adjusting entries to reflect fair value of assets acquired.

MACROMEDIA, INC. AND SUBSIDIARIES
NOTES TO PRO FORMA FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


      (d)   Goodwill and other intangibles is comprised of:

            $246,797  To record goodwill
              63,000  To record identified intangible assets
                      To remove Allaire's historical goodwill and other intangibles from previous
             (12,712) acquisitions.
            --------
            $297,085

      (e)   Accrued liabilities is comprised of:

            $ (7,073)  To accrue for Macromedia's direct acquisition costs
              (2,562)  To accrue for Allaire's acquisition costs
              (1,230)  To record accrued facility exit costs
            --------
            $(10,865)

      (f)   To accrue for severance for employees terminated upon acquisition.

      (g) To record a reduction in Allaire's deferred revenue arising from the estimated calculation of Macromedia's obligation to perform services equal to the expected costs, plus a normal profit margin.

      (h)   To eliminate Allaire's stockholders equity.

      (i)   Additional paid-in capital is comprised of:

            $214,573   To record common stock issued to Allaire stockholders upon the merger
             123,371   To record the fair value of vested stock options and warrants assumed
            (142,642)  To eliminate Allaire's stockholders equity
            --------
            $195,302

      (j)   Deferred compensation is comprised of:

            $    350   To eliminate Allaire's stockholders equity
                (344)  To record the fair value of unvested stock options assumed
               -----
            $      6

      (k) Retained earnings (deficit) is comprised of:

            $ 45,655   To eliminate Allaire's stockholders equity
             (18,000)  To write off in-process research and development from the acquisition.
             -------
            $ 27,655

NOTE 3. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

      The unaudited pro forma combined condensed statement of operations gives effect to the merger as if it had occurred at the beginning of the period presented. The following pro forma adjustments have been made to the historical financial statements of Macromedia and Allaire based upon assumptions made by management for the purpose of preparing the unaudited pro forma combined condensed statement of operations:

      (l) To eliminate revenue and cost of revenues between Macromedia and Allaire. The amount eliminated represents royalties paid by Macromedia to Allaire.

      (m) To reflect the elimination of Allaire's amortization of identified intangibles from a previous acquisition.

MACROMEDIA, INC. AND SUBSIDIARIES
NOTES TO PRO FORMA FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(n) The non-cash compensation adjustment is comprised of:

                       Nine months
  Year ended              ended
March 31, 2000       December 31, 2000
--------------       -----------------
                                          To record amortization of deferred
      $ 192                $ 144          compensation related to the acquisition.
       (263)                (185)         To eliminate Allaire's stock based compensation.
      -----                -----
      $ (71)               $ (41)
      =====                =====

      (o) The amortization of intangibles adjustment is comprised of:

                       Nine months
  Year ended              ended
March 31, 2000       December 31, 2000
--------------       -----------------
                                          Amortization of developed technology, calculated
    $11,333               $8,500          as $34,000 amortized over three years.
                                          Amortization of assembled workforce, calculated as
      8,000                6,000          $24,000 amortized over three years.
                                          Amortization of tradename, calculated as
      1,667                1,250          $5,000 amortized over three years
                                          Amortization of goodwill, calculated as
     94,648               70,986          $283,944 amortized over three years.
                                          To eliminate Allaire's amortization of goodwill
         --                 (744)         and other intangibles arising from prior acquisitions.
   --------              -------
   $115,648              $85,992
   ========              =======

      (p) To reduce income tax expense to reflect a consolidated tax filing with Allaire and Macromedia.

      (q) To reflect the common shares issued as consideration for the merger and to reduce the number of shares used to calculate the antidilutive net loss per share as their effects were antidilutive.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    MACROMEDIA, INC.

Date:  June 4, 2001                 By:  /s/ Elizabeth A. Nelson
                                         ---------------------------------------
                                         Elizabeth A. Nelson
                                         Executive Vice President
                                         and Chief Financial Officer